UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 13, 2011

STANDARD GOLD, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-14319	84-0991764
(Commission File Number)	(IRS Employer Identification No.)

80 South Eighth Street, Suite 900
Minneapolis, MN  55402

(Address of principal executive offices) (Zip Code)

(612) 349-5277

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Irwin L. Gross to the Board of Directors; Other Matters

On May 13, 2011, the Board of Directors (the “Board”) of Standard Gold, Inc. (the “Company”) appointed Irwin L. Gross, age 67, to serve as a member of the Board and as Chairman of the Board’s Audit Committee.  Mr. Gross has served as an Executive Vice President of Centurion Credit Management L.P., an asset-based lending fund, since 2009.  Mr. Gross is the founder and principal of Gross Capital Partners, L.P., a merchant banking and financial advisory firm, which was founded in 2006.  From 2000 to 2007, Mr. Gross was a co-founder, investor and director of Veretech, LLC, a business that developed proprietary technology that enabled and optimized the business-to-business trade and disposal of used vehicles via the Internet.  Prior to Veretech, Mr. Gross was the Chairman of, and an investor in, other exchange-traded companies, including ICC Technologies, Inc., Rare Medium, Inc., EA Industries, Inc. and InterDigital Corporation.  Mr. Gross has a B.S. in accounting from Temple University and a J.D. from Villanova University School of Law.

On May 13, 2011, the Board approved a director compensation plan pursuant to which each non-employee-director would receive an annual grant of 70,000 restricted shares of the Company’s common stock, with members of each committee of the Board receiving an additional 10,000 restricted shares of common stock.  The number of restricted shares to be issued pursuant to this plan will be reviewed on an annual basis and adjusted depending on the Company’s performance, stock price or other factors as deemed appropriate by the Board.  The directors are restricted from selling or otherwise transferring the shares granted pursuant to this plan for a period of one (1) year from the date of grant.  In connection with his appointment as a member of the Board, and pursuant to the previously described restricted stock grant program, Mr. Gross received a grant of 80,000 restricted shares of the Company’s common stock for his membership on the Board and his appointment to the Board’s Audit Committee.  The Board also appointed Manfred E. Birnbaum to serve as Chairman of the Board, and granted to him an option to purchase a total of 300,000 shares of common stock for his service as an independent committee Board member.  The option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, and will be immediately vested with respect to 75,000 shares, with the option vesting with respect to an additional 75,000 shares on December 31, 2011, 2012 and 2013, respectively.

Stephen E. Flechner agreed to resign as the Company’s President effective May 19, 2011. On May 13, 2011, the Board appointed the Company’s Chief Executive Officer, Alfred A. Rapetti, to serve in the additional office of President, effective immediately after Mr. Flechner’s resignation.

Mark D. Dacko Employment Agreement

On May 19, 2011, pursuant to the recommendation of the Board’s Compensation Committee, the Company entered into an employment agreement (the “Dacko Agreement”) with the Company’s Chief Financial Officer and Secretary, Mark D. Dacko, pursuant to which Mr. Dacko agreed to serve as the Company’s Chief Financial Officer and Secretary.  The Dacko Agreement provides for a two-year term with automatic one-year renewals (unless notification of non-renewal is provided within 30 days of the end of any current term), an annual base salary of $144,000, semi-annual bonuses as determined by the Compensation Committee in its sole discretion, and standard employee benefits.  The Dacko Agreement also provides that upon any termination of the agreement, Mr. Dacko will have the right to exercise his option, granted to him on January 21, 2011, to purchase up to 500,000 shares of the Company’s common stock, for a period of one (1) year after the date of such termination.  In the event Mr. Dacko is terminated without cause, or if he is terminated or resigns within six (6) months of the closing of a change of control transaction, the Dacko Agreement provides that Mr. Dacko will continue to receive his base salary, paid pursuant to the Company’s normal payroll practices, for a period of nine (9) months after the date of termination.

The above summary of the Dacko Agreement is qualified by reference to the actual text of the Dacko Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

 (c) Exhibits

Exhibit	Description of Document
10.1	Employment Agreement with Mark D. Dacko dated May 19, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD GOLD, INC.

Date: May 19, 2011	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer